LEASE AGREEMENT

THIS AGREEMENT is made as of this 28th day of March, 2010, BY AND

BETWEEN

STEVEN F. HOYE and STEVEN C. WARNER, hereinafter collectively referred to as “Lessor,”
AND

AXION POWER BATTERY MANUFACTURING, INC., a Pennsylvania corporation hereinafter referred to as “Lessee.”

WITNESSETH:

WHEREAS, Lessor is the owner of certain property located in the Township of Neshannock, Lawrence County, Pennsylvania, as more fully described on Exhibit A hereto (the "Property"); and

WHEREAS, Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor, a portion of the Property; and

THEREFORE, in consideration of the covenants and premises hereby mutually undertaken to be kept and performed by the parties hereto, the parties agree as follows with the intent to be legally bound:

1.           Premises.  Lessor hereby leases to Lessee, and Lessee hereby rents and takes from Lessor that portion of the Property consisting of approximately 70,438 square feet in the aggregate (including 46,931 square feet of manufacturing space, 7,859 square feet of office, locker, lab and lunch area, 9,200 square feet of warehouse/storage buildings, 1,448 square feet of lab space, and 5,000 square feet of basement area), which portion of the Property is further described in Exhibit “A-1”, attached hereto and made part hereof (the "demised premises").  In addition, Tenant shall have the non-exclusive right and license to use any and all common areas and appurtenances of the property of which the demised premises forms a part, including without limitation the parking areas, walkways and driveways.  Additionally, Lessor agrees that in the event Lessor decides to lease space in the service garage to Lessee then, in that event, the rent per square foot shall be the same as provided in this Lease Agreement or any renewals hereof.

2.           Term.  This lease shall be for a term of three (3) years commencing on the date hereof and ending on the third anniversary hereof (“Initial Term”).  Lessee will have the right and option to renew this lease for two (2) successive terms of five (5) years each upon the same terms and conditions (except that rent shall be adjusted as provided in paragraph 3 below) by giving Lessor written notice of its intention to renew this lease at least ninety (90) days prior to the end of the original term or prior to the end of any renewal term.

3.           Rent.  Lessee hereby covenants and agrees to pay Lessor as rent for the Initial Term without demand or counterclaim the sum of Six Hundred One Thousand Two Hundred and no/100 Dollars ($601,200.00), which sum shall be payable in equal monthly installments of Sixteen Thousand Seven Hundred and no/100 Dollars ($16,700.00) in advance on the first day of each and every month during the initial term (prorated at the rate of $549.04 per day for any partial month).  In the event said rental payments are not paid by the 5th day of the month (but are paid by the 10th day of the month) due then, in that event, Lessee shall pay additional rent in an amount equal to 5% of the then due monthly rental payment.  Further, in the event the monthly rental payment is not paid by the 10th day of the month due then, in that event, Lessee shall pay additional rent in a sum equal to 10% of the then due monthly rental payment.  The monthly rental to be paid for each and any renewal term shall be a commercially reasonable rental to be mutually agreed upon by Lessor and Lessee.  In the event Lessor and Lessee are unable to agree on a rental rate, then a written opinion of an M.A.I. appraiser selected by the Lessor and Lessee as to a commercially reasonable rental rate shall be controlling.  The expense of the appraisal conducted by such jointly selected appraiser shall be equally divided between the Lessor and Lessee. In the event the selection of an appraiser cannot be agreed upon, the Lessor shall select one M.A.I. appraiser, the Lessee shall select one such appraiser, and the two appraisers so selected shall select a third.  The controlling rental rate shall be the average of the three appraisals.  Each party shall be responsible for the expense of the appraisal conducted by the appraiser it selects, but the expense of the appraisal conducted by the jointly selected appraiser shall be equally divided between the Lessor and Lessee.

4.           Taxes. Lessee shall pay all taxes, general or special, all public rates, dues and special assessments of any kind which shall become due and payable or which are assessed against or levied upon the demised premises during the term of this lease.  It is agreed by and between the parties that Lessee’s share of the total taxes assessed upon Lessor’s property described in Exhibit “A” attached hereto is 78%.  Lessee’s tax responsibility shall be prorated on the basis of a 360-day year for any partial calendar year of this Lease.  Upon receipt of all tax statements, Lessor shall compute Lessee’s actual tax liability, adjustment shall be made between the parties, and Lessor shall invoice Lessee for its allocable portion, which invoice shall be payable in 30 days.  Lessee shall remit all tax payments to Lessor, who shall immediately pay and satisfy in full the outstanding tax liability.  Lessee shall pay all taxes at discount or face value and in the event Lessee has not paid said taxes at discount or face value then, in that event, Lessee shall pay as additional rent a sum equal to the penalty portion of Lessor’s share of the real estate tax on the property.

5.           Utilities.  Lessor shall arrange to have all public utility services customarily used in the operation of a commercial or industrial enterprise (including but not limited to water, sanitary sewer, gas, electricity, telephone, cable television or communications services such as DSL or broadband) connected and available to the demised premises for Lessee's use at the commencement of the term.  Lessee shall pay or cause to be paid all charges for gas, water, sewage, disposal, steam, electricity, light, heat or power, telephone or other communication service used by Lessee in connection with the demised premises.

6.           Insurance.  As part of the consideration for this lease, Lessee covenants and agrees to maintain at its sole cost and expense at all times during the term of this lease, public liability insurance under which Lessor shall be named as additional insured, properly protecting and indemnifying Lessor, in an amount not less than One Million Dollars ($1,000,000.00) for injury to any one person (including death), and not less than One Million Dollars ($1,000,000.00) for personal injuries in any one (1) accident, and not less than One Million Dollars ($1,000,000.00) for property damage, and an “umbrella” policy for not less than $4,000,000.  Said policy or policies of insurance shall provide that the same will not be cancelled without at least thirty (30) days advance written notice to Lessor.

During the term hereof, Lessee shall, at Lessee’s own cost and expense, provide and keep in force insurance, under which Lessor shall be named as loss payee, against loss or damage or injury or destruction to any building or buildings and appurtenances there, now and hereafter erected on the demised premises, resulting from fire or from any hazard included in the normal broad extended coverage endorsement, with such company or companies as may be reasonably acceptable to Lessor in the amount at least equal to 100% of the replacement value of said building or buildings and appurtenances thereto.  Said policy or policies of insurance shall provide that the same will not be cancelled without at least thirty (30) days advance written notice to Lessor.  Notwithstanding the foregoing, should Lessee provide adequate proof to Lessor that the aforementioned $4,000,000 umbrella policy provides coverage for the loss, damage, injury or destruction to any building or buildings and appurtenances thereto then, in that event, Lessee may maintain basic casualty insurance on the premises in an amount at least equal to 80% of the replacement value of the building or buildings and appurtenances.

Lessee shall furnish Lessor with a certificate or certificates of insurance covering all insurance so maintained by Lessee.

7.           Use.  Lessee shall use and occupy the demised premises as a business office, warehouse and battery manufacturing facility and for any other lawful purpose or business.  Lessee represents and warrants to Lessor that it will occupy the demised premises, and conduct its operations on the demised premises, in compliance with all applicable federal, state and local laws and regulations, including all environmental laws and regulations.

8.           Representations.

(a)           Lessor represents and warrants to Lessee that it has good and marketable fee simple title to the demised premises, free and clear of all liens, restrictions, and encumbrances other than those which do not have a material adverse effect on Lessee's intended use of the demised premises.   Lessor has received no written notice of violation of any law which remains uncorrected on the date hereof and, to Lessor's knowledge, the demised premises is in compliance with all applicable laws and regulations.

(b)           Except as otherwise provided in this lease, it is understood and agreed that Lessee accepts the demised premises in the physical condition which the same now are and that Lessor shall be under no obligation whatever to make any repairs or replacements to the said premises during the term of this lease.

(c)           Lessee, at its sole expense, shall keep and maintain the structural and exterior portions of the demised premises (including without limitation the walls, ceilings, doors, foundations and roofs) in substantially the same condition as they are in on the date of this lease, ordinary wear and tear excepted. Lessee, at its sole expense, shall also keep and maintain all mechanical systems serving the demised premises (including the plumbing, electrical, sewer and HVAC systems but excluding any assets owned by Lessee) in good operating order and repair. Lessee, at its sole expense, shall also make any necessary replacements and capital improvements which may be required to comply with the foregoing covenants or which may be required by any law; provided, however, in the event such replacements or capital improvements exceed, individually or in the aggregate, $75,000, Lessee shall have the option to make such replacements or capital improvements or terminate this lease on 60 days notice to Lessor unless Lessor is willing to make such replacements or improvements. Notwithstanding the foregoing, in the event Lessee chooses, in its discretion, to change or expand its use of the premises, and is required to make capital improvements to assure such changed or expanded use complies with any applicable environmental or other regulations and such capital improvements exceed $75,000, Lessee shall not have the option of terminating this lease in accordance with the immediately preceding sentence.

(d)           Except as otherwise provided in this lease, Lessee, at its sole expense, shall make any and all other necessary repairs to the demised premises in order to preserve, protect, and maintain the demised premises in substantially the same condition as they are in on the date hereof, ordinary wear and tear excepted.    If Lessee fails to make such repairs or fails to maintain properly the demised premises, same may be made or done by Lessor at the expense of the Lessee and the costs thereof shall be collectible as additional rent or otherwise and shall be paid by Lessee within five (5) days after rendition of a bill or statement thereof.

9.           Alterations.  No installations, alterations, improvements, additions or changes of a structural nature shall be made in or to the demised premises by Lessee without the prior consent of Lessor.  All installations, alterations, additions, or improvements of a permanent nature made by Lessee in the demised premises (except such trade and office fixtures and equipment of Lessee as may be removed without material damage to the premises) shall, immediately upon being made or installed, become the property of Lessor and shall remain upon and be surrendered with the demised premises as a part thereof upon the expiration or earlier termination of this lease, without disturbance or injury.

10.         Non-Assignment.  Lessee shall not assign this lease or underlet the demised premises, or any part thereof, without the prior written consent of Lessor; provided, however, that Lessee shall have the right to assign this lease or underlet the demised premises to an affiliate of Lessee upon prior written notice to and consent of Lessor, which consent shall not be unreasonably delayed or withheld.

11.         Casualty; Eminent Domain.

(a)           If the demised premises shall be damaged by fire or other casualty and the same can be restored within 120 days after the date of the casualty, Lessor shall commence the restoration of the same promptly upon settlement of such loss with all insurance carriers (which settlement Lessor shall diligently pursue) and shall diligently complete the same, and this lease shall remain in full force except that rent and additional rent shall abate with respect to the unusable portion of the demised premises until completion of such restoration.  If Lessor and Lessee reasonably determine that such restoration cannot be completed within such time period or if Lessor shall not have completed the restoration within such time period, then Lessee shall have the right to terminate this lease upon written notice to Lessor.

(b)           If, during the term of this lease, all of the demised premises should be taken for any public or quasi-public use under any law, ordinance, or regulation or by the right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this lease shall terminate and the rent shall be abated during the unexpired portion of this lease, effective as of the date of the taking of said premises by the condemning authority.

If less than all of the leased premises shall be taken for any public or quasi-public use under any law, ordinance or regulation, or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this lease shall not terminate but Lessor shall forthwith at its sole expense, restore and reconstruct the building and other improvements, situated on the leased premises, provided such restoration and reconstruction shall make the same reasonably tenantable and suitable for the uses for which the premises are leased and rent shall be equitably abated during such period; provided, however, that if such restoration or reconstruction cannot reasonably be or is not completed within 120 days following such taking, Lessee shall have the right in its sole option to terminate this lease.  If not so terminated, the rent payable hereunder during the unexpired portion of this lease shall be adjusted equitably.

In any event, any condemnation award, or purchase price in lieu thereof, for the taking of all or any portion of the premises shall be the property of Lessor whether such award or purchase price shall be made as a compensation for diminution in value of the leasehold or for the taking of the fee, and Lessee hereby assigns to Lessor all its right, title, and interest in and to any such award or purchase price.  Nothing contained herein, however, shall be deemed to preclude Lessee from obtaining, or to give Lessor any interest in, any award to Lessee for moving expenses or for loss or damage to lessee’s fixtures, equipment or other property or for damages for cessation or interruption of Lessee’s business.

12         Maintenance.  Lessee shall keep the demised premises in a neat and clean appearance and shall not allow an accumulation of trash, waste or other refuse thereon.

13.        Events of Default.  The occurrence of any of the following shall constitute material default and breach of this lease by Lessee:

(a)           A failure by Lessee to pay the rent reserved herein, or to make any other payment required to be made by Lessee hereunder, within five (5) days after the date due.

(b)           A failure by Lessee to observe and perform any other provisions or covenants of this lease to be observed or performed by Lessee, where such failure continues for thirty (30) days after written notice thereof from Lessor to Lessee provided; however, that if the nature of the default is such that the same cannot reasonably be cured within such thirty-day period, Lessee shall not be deemed to be in default if Lessee shall within such period commence such cure and thereafter diligently prosecutes the same to completion;

(c)           The making by Lessee of any assignment for the benefit of creditors; the adjudication that Lessee is bankrupt or insolvent; the filing by or against Lessee of a petition to have Lessee adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee the same is dismissed within sixty (60) days after the filing thereof); the appointment of a trustee or receiver to take possession of substantially all of  Lessee’s assets located in the demised premises or of Lessee’s interest in this lease (unless possession is restored to Lessee within thirty (30) days after such appointment); or the attachment, execution or levy against or other judicial seizure of, substantially all of Lessee’s assets located in the demised premises or of Lessee’s interest in this lease (unless the same is discharged within thirty (30) days after issuance thereof).

14.        Acceleration.  In the event of any material default or breach of this lease by Lessee as set forth in paragraph 13 hereof, the rent reserved herein for the entire unexpired portion of the term of this lease shall at the Lessor’s option thereupon immediately become due and payable.  To the extent permitted by law, Lessee shall be obligated for such accelerated rent regardless of which, if any, of the remedies provided in paragraph 15 hereof or provided by law Lessor elects to pursue.

15.        Lessor’s Remedies.  In the event of any material default or breach of this lease by Lessee as set forth in paragraph 13 hereof; Lessor, at its option, may terminate this lease upon and by giving written notice of termination to Lessee, or Lessor, without terminating this lease, may at any time after such material default or breach, without notice or demand additional to that provided in paragraph 13 hereof, and without limiting Lessor in the exercise of any other right or remedy which Lessor may have by reason of such default or breach (other than the aforesaid right of termination), exercise any one or more of the remedies hereinafter provided in this paragraph or as otherwise provided by law, all of such remedies (whether provided herein or by law) being cumulative and non exclusive:

(a)           Lessor may enter the demised premises (to the extent permitted by law and without thereby incurring any liability to Lessee and without such entry being constituted an eviction of Lessee or termination of this lease) and take possession of the demised premises and, at any time and from time to time relet the demised premises or any part thereof for the account of Lessee, for such terms, upon such conditions and at such rental as Lessor may deem proper.  In the event of such reletting,  (i) Lessor shall receive and collect the rent therefrom and shall first apply such rent against such expenses as Lessor may have incurred in recovering possession of the demised premises, placing the same in good order and condition, altering or repairing the same for reletting and such other expenses, commissions and charges, including attorney’s fees, which Lessor may have paid or incurred in connection with such repossession and reletting, and then shall apply such rent against the accelerated rent.  No re-entry by Lessor shall be deemed to be an acceptance of a surrender by Lessee of this lease or of the demised premises.

16.        Non-Waiver.  The failure or delay on the part of Lessor or Lessee to enforce or exercise at any time any of the provisions, rights, or remedies in this lease shall in no way be construed to be a waiver thereof, nor in any way to effect the validity of this lease or any part hereof, or the right of Lessor or Lessee, as the case may be, to thereafter enforce each and every such provision, right to remedy.  No waiver of any breach of this lease shall be held to be a waiver of any other or subsequent breach.  The receipt by Lessor of rent at a time when the rent is in default under this lease shall not be construed as a waiver of such default.  The receipt by Lessor of a lesser amount than the rent due shall not be construed to be other than a payment on account of the rent then due, nor shall any statement on Lessee’s check or any letter accompanying Lessee’s check be deemed an accord and satisfaction, and Lessor may accept such payment without prejudice to Lessor’s right to recover the balance of the rent due or to pursue any other remedies provided in this lease.  No act or thing done by Lessor or Lessor’s agents or employees during the term of this lease shall be deemed an acceptance or a surrender of the demised premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Lessor.

17.        Assignment.  Lessor reserves the right to assign this lease at any time, including the assignment of rent as security, and Lessee hereby agrees to make payments of rent to any party to whom such an assignment is made upon written request of Lessor.

18.        Inspection. Lessor shall have the permission at any reasonable time or times upon reasonable prior notice (except in the event of an emergency) to enter upon the demised premises for the purpose of making inspections and to make repairs, in the event Lessor should determine to make such repairs, or for the purpose of protection of such premises. Additionally, Lessor or Lessor’s appointee shall have the right, but not the responsibility, at its sole expense and upon reasonable prior notice, to inspect or conduct environmental studies upon the leased premises to assure Lessee’s compliance with all applicable environmental rules, regulations, laws and statutes; provided, that Lessee shall have the right to have a representative of Lessee present during any inspection of the interior of the demised premises. Lessor or Lessor’s appointee shall have the right to conduct such inspections or environmental studies every six (6) months during the term of this lease. Lessor shall promptly repair any damage to the demised premises caused by its or any such person's entry upon the demised premises and shall indemnify, defend and hold Lessee harmless from and against any and all claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and court costs) arising out of or in connection with any such entry upon the demised premises, with the exception of any such claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and court costs) caused as a result of the negligent, reckless or intentional action or inaction of the Lessee, its agents, servants, employees or invitees; Lessor's obligations under this paragraph shall survive the termination of this lease. Lessor shall use reasonable efforts to minimize any disruption to Lessee’s business and operations caused by the exercise of Lessor’s rights under this paragraph.

19.        Surrender.  At the expiration of the original term of this lease or any extension of such term by Lessee, Lessee shall surrender the demised premises to Lessor in the same condition as when Lessee took possession of such premises, ordinary wear and tear excepted.

20.        Holdover.  If Lessee holds over without written consent of Lessor after expiration or termination of the original term of the lease or any extension of such term by Lessee, Lessee’s holdover shall be at the will of Lessor.

21.         Notices.  All notices provided to be given under this agreement shall be given by messenger, reliable express delivery service, telecopier or certified mail or registered U.S. mail, addressed to the proper party at the following address:

LESSOR:	LESSEE:
Steven F. Hoye and	Axion Power Battery Manufacturing, Inc.
Steven C. Warner	Attn: Thomas G. Granville, CEO
Box 202	3601 Clover Lane
New Wilmington, PA 16142	New Castle, PA 16105
Fax:	Fax:

With a copy to:	With a copy to:

Phillip L. Clark, Jr., Esq.	William E. Kelleher, Jr., Esq.
Balph, Nicolls, Mitsos, Flannery	Cohen & Grigsby, P.C.
& Clark, P.C.	11 Stanwix Street, 15th Floor
Suite 300, Huntington Bank Bldg.	Pittsburgh, PA 15222
14 North Mercer Street	Fax: 412-209-1997
New Castle, PA 16101
Fax: 724-658-4346

Notices shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office) or a notice to the effect that such addressee refused to accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

22.         Signage.  Lessee shall have the right to use the Marquee sign located at the main entrance to the subject premises for purposes of advertising Lessee’s business.  Said sign shall comport with all local, state and federal rules, regulations, codes, statutes and ordinances.

Lessee shall submit all new sign designs to Lessor for approval prior to erecting new signs and panels.  Lessor shall not unreasonably withhold its approval or consent for any commercially designed signs meeting all local, state and federal rules, regulations, codes, statutes and ordinances.  All fees, utility costs, lighting apparatus and panels associated with the operation of the sign shall be the sole responsibility of the Lessee.

23.         Memorandum of Lease. At Lessee’s request, Lessor agrees to execute a Memorandum of Lease in such form as may be recorded in the Office of the Recorder of Deeds of Lawrence County, Pennsylvania.

24.         Peaceable Enjoyment. If and so long as Lessee pays the rent and observes and performs all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises for the term and any renewal or extension thereof, subject nevertheless to all of the provisions of this lease.  Lessor covenants that Lessor shall not unreasonably interfere with the business or operations of Lessee.

25.        Right of First Refusal.  If during the term of this lease (including any extensions or renewals hereof), Lessor receives a bona fide offer for the purchase or other transfer of all or a portion of the property of which the demised premises forms a part, which offer Lessor intends to accept, Lessor shall not sell, convey or transfer such property unless Lessor shall have first offered in writing to sell such property to Lessee upon the same terms and conditions set forth in such offer (including any contingencies).  If such an offer is made to Lessor, Lessor shall give written notice to Lessee of such offer, and shall include a complete copy of such offer with the notice.  Within sixty (60) days after Lessee’s receipt of such offer from Lessor, Lessee shall have the right to (a) accept Lessor’s offer to sell at the price and other terms contained in the third party offer, or (b) not accept Lessor’s offer to sell.  If Lessee does not accept the offer or if Lessee does not respond to such offer within such sixty (60) day period, Lessor shall have the right, within one-hundred-twenty (120) days after the date of the offer to Lessee, to enter into a written contract of sale with such third party for the sale of such property upon all the terms and conditions of the offer as transmitted to Lessee.  If a written contract with such third party on the terms and conditions offered to Lessee is not entered into within such one-hundred-twenty (120) day period, the sale of the demised premises shall again be subject to Lessee’s right of first refusal contained in this paragraph.

WITNESS the following signatures and seals:

WITNESS:	LESSOR:

Steven F. Hoye

Steven C. Warner

ATTEST:	LESSEE:

AXION POWER BATTERY MANUFACTURING, INC.

By:
Thomas G. Granville
CEO and President

EXHIBIT “A”

ALL that certain piece parcel or lot of land situate, lying and being in Neshannock Township, Lawrence County, Pennsylvania, being known and designated as Northgate Industrial Park, Parcel “A”, a plan of record in the Recorder’s office of Lawrence County, Pennsylvania, in Plot Book Vol. 14, page 26, and being more particularly described as follows, to-wit:

BEGINNING at the Northeast corner thereof in the center of the old New Castle and New Wilmington Road No. 710, at a point, which said point is also the Southeast corner of lands now or formerly of T. W. Barber; thence by the center of said public road South 17 degrees 30 minutes West, a distance of 520 feet to a point; thence North 72 degrees 15 minutes West, a distance of 650 feet to an iron pin; thence North 19 degrees 01 minute West, a distance of 368.5 feet to an iron pin on line of lands of J. F. Cover; thence South 87 Degrees 00 minutes East, a distance of 900 feet, more or less, by lands of J. F. Cover and T. W. Barber, to a point in the center of the aforesaid public road; and containing 7.51 acres.

TOGETHER with a 25-foot easement in the Southwest corner of the aforedescribed parcel, as set forth in the aforementioned recorded plan, said easement being for the purpose of providing access to a small lake located to the South and West of the parcel above described, said easement to continue only for so long as the lake remains in existence and in the event the lake is drained and/or filled or otherwise caused to cease and terminate, this easement shall be null and void, with said easement to include the right to use the aforesaid lake for recreational purposes only under and subject to the same conditions and limitations respecting the termination of said easement.

BEING the same lands conveyed to Steven F. Hoye and Steven C. Warner by deed of Warren J. Hoye, et al., dated May 8, 1986 and to be recorded herewith.

EXHIBIT A-1

Demised Premises

[Schematic drawing to be agreed upon by Lessor and Lessee]